UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 3, 2007

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	000-21671	35-1887991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
107 North Pennsylvania Street, Suite 700
Indianapolis, Indiana 46204
(Address of Principal Executive Offices, including Zip Code)
(317) 261-9000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(e) On July 3, 2007, the Compensation Committee of The National Bank of Indianapolis Corporation (the “Company”) approved the following salaries for the named executive officers set forth below. These new salaries are effective as of July 1, 2007.

		Salary Effective as of
Named Executive Officer	Previous Salary	July 1, 2007
Morris L. Maurer President and Chief Executive Officer	$312,321	$327,937
Philip B. Roby Executive Vice President and Chief Operating Officer	$276,321	$290,137
Mark E. Bruin Senior Vice President and Chief Client Officer	$210,000	$220,500
On July 3, 2007, the Compensation Committee of the Company also approved the terms and conditions of the 2007 Top Management Discretionary Bonus Plan. The only individuals who are eligible to participate in the 2007 Top Management Discretionary Bonus Plan are Morris L. Maurer, the President and Chief Executive Officer of the Company, Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Company, and Debra L. Ross, the Senior Vice President and Chief Financial Officer of the Company.
Awards under this Plan are made in the discretion of the Compensation Committee and are not subject to a formula payout. Although the Compensation Committee did not establish specific performance goals under the terms of this Plan, in determining awards under this Plan the Compensation Committee will consider matters such as annual growth in total assets, loans, assets under management, net income and earnings per share; employee turnover; client retention; accomplishments in marketing; asset liability management; operations; technology; facilities; credit quality; human resources; organization; comments from the independent auditors; the nature of the audit opinion; and, results of regulatory examinations.
Under the terms of the 2007 Top Management Discretionary Bonus Plan, Mr. Maurer may receive an amount equal to up to 20% of his base salary; and Mr. Roby and Ms. Ross each may receive an amount equal to up to 15% of their respective base salary.

Item 9.01. Financial Statements and Exhibits.

(a) — (c)	Not applicable.

(d)	Exhibits

	10.07	Schedule of Executive Officers Compensation Arrangements (as amended)
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 6, 2007

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

By:	/s/ Debra L. Ross

Debra L. Ross Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.07	Schedule of Executive Officers Compensation Arrangements (as amended)